Exhibit 21

BIOTELEMETRY, INC.
SUBSIDIARIES*

Name	Jurisdiction of Incorporation
BioTel Research, LLC	Delaware
BioTelemetry Care Management, LLC	Delaware
Braemar Manufacturing, LLC	Delaware
Card Guard Europe BV	Netherlands
Cardiac Monitoring Holding Company, LLC	Delaware
CardioNet, LLC	Delaware
Geneva Healthcare, LLC	Delaware
LifeWatch Corp.	Delaware
LifeWatch GmbH	Switzerland
LifeWatch Services Inc.	Delaware
LifeWatch Technologies, Ltd.	Israel
Telcare Medical Supply, LLC	Delaware
Telcare, LLC	Delaware
VirtualScopics, LLC	Delaware

* Pursuant to Item 601(b)(21)(ii) of Regulation S-K, the names of other subsidiaries of BioTelemetry, Inc. are omitted because, considered in the aggregate, they would not constitute a significant subsidiary as of the end of the year covered by this Annual Report on Form 10-K.